Exhibit 99.1
Western Refining, Inc. Announces Quarterly Dividend
EL PASO, TEXAS, December 7, 2007 — The Board of Directors of Western Refining, Inc. (NYSE: WNR) has approved its regular quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on January 23, 2008 to holders of record at the close of business on January 2, 2008.
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western has a refinery in El Paso, two refineries in the Four Corners region of northern New Mexico and a refinery in Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, Nevada, California, New Mexico and Texas. More information about the Company is available at www.wnr.com.
Any statements in this press release, including those about future payments of dividends, that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.
Contact:
Western Refining, Inc.
Mark Cox
915-775-3300